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                                                                  Exhibit 11.1



                                 RESTRAC, INC.
                Statement Re: Computation of Earnings Per Share
               (in thousands except per share and share amounts)
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

                                                                        Years Ended September 30
                                                                        ------------------------
                                                                  1998          1997          1996
                                                                  ----          ----          ----
Basic:
Net income (loss) ........................................  $    1,347     $   (1,280)   $    1,484
Accretion of Dividends on Preferred Stock ................          --             --           230
                                                             ---------      ---------     ---------
Net income (loss) Applicable to Common Shareholders ......  $    1,347     $   (1,280)   $    1,254
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------

Weighted Average Shares of Common Stock Outstanding ......   8,273,177      8,056,272     4,646,148
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------

Basic net income (loss) per share ........................  $     0.16    $     (0.16)   $     0.27
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------

Diluted:

Net income (loss) ........................................  $    1,347   $     (1,280)   $    1,484
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------

Weighted Average Shares of Common Stock Outstanding ......   8,273,177      8,056,272     4,646,148
Dilutive Effect of Options ...............................     244,593             --       525,995
Conversion of Preferred Stock ............................          --             --     2,050,154
                                                             ---------      ---------     ---------

Diluted weighted average number of common shares
  outstanding ............................................   8,517,770      8,056,272     7,222,297
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------

Diluted net income per share .............................  $     0.16     $    (0.16)   $     0.21
                                                             ---------      ---------     ---------
                                                             ---------      ---------     ---------
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